Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2022, relating to the financial statements of GreenLight Biosciences Holdings, PBC (formerly known as Environmental Impact Acquisition Corp.) which is contained in the Annual Report on Form 10-K, filed on March 31, 2022.

/s/ WithumSmith+Brown, PC

New York, New York

April 12, 2022